Exhibit 4.1

FORBEARANCE AGREEMENT AND AMENDMENT

This FORBEARANCE AGREEMENT AND AMENDMENT ("Agreement") is dated as of November 8, 2012, and is entered into by and among Global Axcess Corp. a Nevada corporation ("Global Axcess"), Nationwide Money Services Inc., a Nevada corporation ("NMS"), Nationwide Ntertainment Services, Inc., a Nevada corporation ("NNS"), and EFT Integration, Inc., a Florida corporation ("EFT"; together with Global Axcess, NMS and NNS collectively, the "Borrowers" and each individually a "Borrower"), Insta Video, Inc., a Nevada corporation, in its capacity as a Guarantor, Fifth Third Bank ("Lender") and Fifth Third Equipment Finance Company (f/k/a The Fifth Third Leasing Company) ("Lessor"; together with Lender, the "Fifth Third Parties").

WHEREAS, Borrowers and Lender are parties to (i) that certain Loan and Security Agreement dated June 18, 2010 (as amended, supplemented or otherwise modified from time to time, the "Initial Loan Agreement"), (ii) that certain Global Axcess 2011 Loan and Security Agreement dated September 28, 2011 (as amended, supplemented or otherwise modified from time to time, the "2011-A Loan Agreement"), (iii) that certain Global Axcess 2011-B Loan and Security Agreement dated November 23, 2011 (as amended, supplemented or otherwise modified from time to time, the "2011-B Loan Agreement"), and (iv) that certain Global Axcess 2011-C Loan and Security Agreement dated on or about December 29, 2011, by and among Borrowers and Lender (as amended, supplemented or otherwise modified from time to time, the "2011-C Loan Agreement"; together with the Initial Loan Agreement, the 2011-A Loan Agreement, and the 2011-B Loan Agreement, collectively, the "Loan Agreements");

WHEREAS, Global Axcess, NMS and NNS (collectively, the "Lessees" and each individually a "Lessee") and Lessor are parties to (i) that certain Master Equipment Lease Agreement dated June 18, 2010 (as amended, supplemented or otherwise modified from time to time, the "Master Lease Agreement"), (ii) Equipment Schedule No. 001 dated March 21, 2011, (iii) Equipment Schedule No. 002 dated November 21, 2011, (iv) Equipment Schedule No. 003 dated February 10, 2012, (v) Equipment Schedule No. 004 dated February 10, 2012, (vi) Equipment Schedule No. 005 dated February 10, 2012, (vii) Equipment Schedule No. 006 dated February 10, 2012, (viii) that certain Interim Funding Schedule No. 001, and (ix) that certain Interim Funding Schedule No. 002 dated January 19, 2012 (the Master Lease Agreement, together with the other lease agreements and schedules referenced in clauses (ii)-(ix) above and any other lease agreements and/or schedules executed in connection therewith, in each case as amended, supplemented or otherwise modified from time to time, are collectively referred to herein as the "Lease Agreements");

WHEREAS, (a) EFT (in such capacity, a "Guarantor") executed that certain Continuing Guaranty dated as of June 18, 2010 (the "EFT Guaranty") in favor of the Fifth Third Parties and others constituting the "Beneficiary" (as defined in the Guaranty), pursuant to which EFT guaranteed all "Obligations" (as defined in the EFT Guaranty) in favor of the Fifth Third Parties and such others that constitute the Beneficiary; and (b) Insta Video, Inc., a Nevada corporation ("Insta Video"; together with EFT, the "Guarantors"; the Guarantors together with the Borrowers are hereinafter collectively referred to as the "Loan Parties" and each individually as a "Loan Party") executed that certain Guaranty dated as of October 5, 2012 (the "Insta Video Guaranty"; together with the EFT Guaranty, the "Guarantees"), pursuant to which Insta Video guaranteed the "Guaranteed Obligations" (as defined in the Insta Video Guaranty);

WHEREAS, as of the date hereof, Borrowers are in default under the Loan Agreements and the Lease Agreements as more particularly described below;

WHEREAS, the circumstances described herein constitute multiple Events of Default under the Loan Agreements, the Lease Agreements and the other Loan Documents;

WHEREAS, Borrowers have requested that the Fifth Third Parties forbear from exercising their rights as a result of such Events of Default, which are continuing, notwithstanding such Events of Default; and

WHEREAS, the Fifth Third Parties are willing to agree to forbear from exercising certain of their rights and remedies solely for the period and on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Loan Agreements, the Lease Agreements and this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                  Definitions. Capitalized terms used in this Agreement, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreements. The following terms, however shall have the respective meanings given to them below:

"Existing Defaults" shall mean the Events of Default more particularly identified on Exhibit A hereto.

"Forbearance Period" means the period commencing on the date hereof and ending on the date which is the earliest of (i) February 15, 2013, (ii) the occurrence or existence of any Event of Default, other than the Existing Defaults, or (iii) the occurrence of any Termination Event.

"Termination Event" means the initiation of any action by any Borrower or any Releasing Party (as defined below) to invalidate or limit the enforceability of any of the acknowledgments set forth in Section 2, the release set forth in Section8(i) or the covenant not to sue set forth in Section8(j).

2.                  Acknowledgements.

(a)                Acknowledgment of Obligations. Loan Parties hereby acknowledge, confirm and agree that, as of the close of business on November 7, 2012, (i)  Borrowers are indebted to Lender in respect of the Loans under the Initial Loan Agreement in the aggregate principal amount of not less than $3,130,005.47, (ii) Borrowers are indebted to Lender in respect of the Loans under the 2011-A Loan Agreement in the aggregate principal amount of not less than $517,042.79, (iii) Borrowers are indebted to Lender in respect of the Loans under the 2011-B Loan Agreement in the aggregate principal amount of not less than $916,416.11, (iv) Borrowers are indebted to Lender in respect of the Loans under the 2011-C Loan Agreement in the aggregate principal amount of not less than $85,869.06, (v) Lessees are indebted to Lessor in respect of the Rent (as defined in the Master Lease Agreement) under the Lease Agreements in the aggregate principal amount of not less than $7,402,671.21, and (vi) as of October 31, 2012, the mark-to-market with respect to the Rate Management Obligations was an aggregate amount of not less than $551,000. Loan Parties hereby acknowledge, confirm and agree that all such obligations, together with interest accrued and accruing thereon, and all fees, costs, expenses and other charges now or hereafter payable by Loan Parties to Lender or Lessor, as applicable, under the Loan Documents or Lease Agreements, as applicable (collectively, "Aggregate Obligations") are unconditionally owing by Loan Parties to Lender or Lessor, as applicable, without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b)               Acknowledgment of Security Interests. Loan Parties hereby acknowledge, confirm and agree that the Fifth Third Parties have and shall continue to have valid, enforceable and perfected first-priority liens upon and security interests in the Collateral heretofore granted to Lender and/or Lessor pursuant to the Loan Agreements, the Lease Agreements and the other Loan Documents or otherwise granted to or held by Lender and Lessor.

(c)                Acknowledgement and Reaffirmation of Guarantees. Guarantors hereby acknowledge, confirm and agree that: (i) nothing contained in the Agreement shall modify in any respect whatsoever any Loan Agreement, Lease Agreement or other Loan Document to which such Guarantor is a party, except as expressly set forth herein and (ii) such Guarantor is and shall remain liable under its respective Guaranty for the full payment and performance of the Aggregate Obligations owed to any of the Fifth Third Parties from time to time, which obligations under such Guarantees are unconditional and not subject to any defense, setoff, counterclaim or other adverse claim.

(d)               Binding Effect of Documents. Each Loan Party hereby acknowledges, confirms and agrees that: (i) each of the Loan Agreements, Lease Agreements and the other Loan Documents to which it is a party has been duly executed and delivered to Lender or Lessor, as applicable, by such Loan Party, as applicable, and each is and shall remain in full force and effect as of the date hereof except as modified pursuant hereto, (ii) the agreements and obligations of Loan Parties contained in such documents and in this Agreement constitute the legal, valid and binding Aggregate Obligations of Loan Parties, enforceable against them in accordance with their respective terms, and Loan Parties have no valid defense to the enforcement of such Aggregate Obligations, and (iii) the Fifth Third Parties are and shall be entitled to the rights, remedies and benefits provided for under the Loan Agreements, the Lease Agreements, the other Loan Documents and applicable law.

(e)                Acknowledgment Regarding No Future Loans. Loan Parties acknowledge and agree that, except as set forth in the Initial Loan Agreement (as amended hereby), the Fifth Third Parties shall have no obligation under any Loan Agreement, Lease Agreement or other Loan Document to advance or fund any Loans or any other amounts at any time, and that any commitments that may remain outstanding under any Loan Agreement, Lease Agreement or other Loan Document as of the date hereof are hereby terminated.

3.                  Forbearance in Respect of Existing Defaults

(a)    Acknowledgment of Default. Each Loan Party hereby acknowledges and agrees that the Existing Defaults have occurred and are continuing, each of which constitutes an Event of Default and entitles the Fifth Third Parties to exercise their respective rights and remedies under the Loan Agreements, the Lease Agreements, and the other Loan Documents, applicable law or otherwise. Each Loan Party represents and warrants that as of the date hereof, no Events of Default exist other than the Existing Defaults. Each Loan Party hereby acknowledges and agrees that the Fifth Third Parties have the exercisable right to declare the Aggregate Obligations to be immediately due and payable under the terms of the Loan Agreements, the Lease Agreements and the other Loan Documents, as applicable.

(b)   Forbearance. In reliance upon the representations, warranties and covenants of the Loan Parties contained in this Agreement, and subject to the terms and conditions of this Agreement and any documents or instruments executed in connection herewith, the Fifth Third Parties agree to forbear during the Forbearance Period from exercising their rights and remedies under the Loan Agreements, the Lease Agreements and the other Loan Documents or applicable law in respect of or arising out of the Existing Defaults; provided, however that upon the expiration or termination of the Forbearance Period, the agreement of the Fifth Third Parties to forbear shall automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination will be to permit each of the Fifth Third Parties to exercise immediately its respective rights and remedies under the Loan Agreements, the Lease Agreements and the other Loan Documents, as applicable, and applicable law, including, but not limited to, (i) ceasing to make any further "Revolving Loans" (as defined in the Initial Loan Agreement, as amended hereby) and (ii) accelerating all of the Aggregate Obligations under the Loan Agreements, the Lease Agreements and the other Loan Documents, in each case without any further notice to any Borrower, passage of time or forbearance of any kind.

(c)    No Waivers; Reservation of Rights. The Fifth Third Parties have not waived, are not by this Agreement waiving, and have no intention of waiving, any Events of Default which may be continuing on the date hereof or any Events of Default which may occur after the date hereof (whether the same or similar to the Existing Defaults or otherwise), and the Fifth Third Parties have not agreed to forbear with respect to any of their rights or remedies concerning any Events of Default (other than, during the Forbearance Period, the Existing Defaults to the extent expressly set forth herein) occurring at any time. Subject to Section 3(b) above (solely with respect to the Existing Defaults), the Fifth Third Parties reserve the right, in their discretion, to exercise any or all of their rights and remedies under the Loan Agreements, the Lease Agreements and the other Loan Documents as a result of any other Events of Default occurring at any time. The Fifth Third Parties have not waived any of such rights or remedies, and nothing in this Agreement, and no delay on their part in exercising any such rights or remedies, shall be construed as a waiver of any such rights or remedies.

4.                  Amendments to Loan Agreements.

(a)                Section 1.1 of the Initial Loan Agreement is hereby amended by adding the following definitions thereto in appropriate alphabetical order:

(i)                 "Borrowing Availability" means, as of any date of determination, the "Commitment" (as defined in Section 2.2B(i) of this Agreement) less the sum of (a) the Revolving Loans then outstanding (including amounts advanced to pay "in kind" the interest on the Revolving Loan as set forth in Section 2.2B(ii)) and (b) reserves required by Bank in its reasonable credit judgment.

(ii)               "Budget" has the meaning set forth in the Forbearance Agreement.

(iii)             "Forbearance Agreement" means that certain Forbearance Agreement and Amendment dated as of November 8, 2012, as the same may be amended, supplemented or otherwise modified from time to time.

(iv)             "Forbearance Effective Date" means November 8, 2012.

(b)               The definition of "Loans" in Section 1.1 of the Initial Loan Agreement is hereby amended by adding the words "Revolving Loan" immediately after the word "collectively."

(c)                The Initial Loan Agreement is hereby amended by adding the following Section 2.2B immediately after Section 2.2 of the Initial Loan Agreement:

2.2B Revolving Loans.

(i) Commitment; Borrowings. Subject to the terms and conditions set forth herein, Bank agrees to make revolving loans ("Revolving Loans") to Borrowers from time to time in an aggregate principal amount not to exceed $1,000,000 (the "Commitment"), which shall be evidenced by a Revolving Note in the form attached as Exhibit D to the Forbearance Agreement; provided, however, that upon Borrowers' written request, the Commitment may be increased to an amount not to exceed $1,500,000, at Bank's sole discretion and upon Bank's delivery of written confirmation thereof to Borrowers and Borrowers execution of an amended Revolving Note in form and substance acceptable to Bank. Borrowers may borrow, prepay and reborrow the Revolving Loans; provided that the amount of Revolving Loans outstanding at any one time shall not exceed the Borrowing Availability. To request a Revolving Loan, Borrowers must notify Bank of such request, in writing, not later than 10 a.m. (eastern time) on the date of the proposed borrowing. Such written request must include the aggregate amount of the requested borrowing and a written certification, signed by an officer or director of the Borrowers, certifying that no Event of Default (other than the Existing Defaults (as defined in the Forbearance Agreement)) has occurred and is continuing and that such Revolving Loans shall be used solely to pay the expenses set forth in the Budget as and when such expenses are due and payable. In any given week, Borrowers may not borrow more than the aggregate amount of expenses set forth in the Budget for such week.

(ii) Interest. The outstanding principal balance of the Revolving Loans (including interest accrued on all additional principal added to the principal balance of the Revolving Loans in accordance with this Section) shall accrue interest at a per annum rate equal to LIBOR plus twelve percent (12.0%), which interest shall be paid and discharged on the first day of each calendar month without the taking of any further action by adding such interest to the principal balance of the Revolving Loans. The aggregate amount of interest added to the principal balance of the Revolving Loan in accordance with this Section shall be due and payable in cash on the earlier of (x) the expiration or termination of the "Forbearance Period" (as defined in the Forbearance Agreement), (y) the maturity or acceleration of the Revolving Loan (in accordance with Loan Documents or applicable law), or (z) such other date that all other amounts of Obligations are to be paid in full.

(iii) Use of Proceeds. Borrowers acknowledge and agree that Borrowers shall only use the proceeds of the Revolving Loans to the extent required to pay those expenses enumerated in the Budget, as and when such expenses become due and payable.

(iv) Closing Fee. Borrowers shall pay Bank a closing fee in an amount equal to $30,000. Borrowers acknowledge and agree that such closing fee has been fully earned and shall be payable on or before the "Forbearance Effective Date" (as defined herein).

5.                  Covenants; Other Agreements.

(a)                Fees. Borrowers acknowledge and agree that they are jointly and severally liable for the following fees, which have been fully earned, and shall be due and payable to Lender on the date on which the Forbearance Period expires or is otherwise terminated: (i) the Amendment Fee in the aggregate amount of $150,000 set forth in Section 5(a) of that certain Amendment dated September 28, 2012 (the "September Amendment") and (ii) the $100,000 Waiver and Amendment Fee set forth in Section 5(a) of that certain Waiver and Amendment to Global Axcess Loan and Security Agreements dated August 13, 2012 (the "August Amendment").

(b)               Consultant. At all times during the Forbearance Period, Borrowers shall continue to retain and engage MorrisAnderson & Associates, Ltd. (together with any such other advisor acceptable to Lender, "Consultant"), on terms and conditions (including, without limitation, the scope of engagement) satisfactory to Lender. Borrowers (i) agree to fully cooperate with Consultant, (ii) authorize Consultant to provide to Lender such information and reports from time to time with respect to Borrowers and their financial condition, business, assets, liabilities and prospects, as Lender may request from time to time, and (iii) authorize Consultant to communicate directly with Lender and any consultant retained by Lender, at such times and for such durations as Lender and any consultant of Lender may reasonably request. All fees and expenses of Consultant shall be solely the responsibility of Borrowers and in no event shall Lender have any liability or responsibility for the payment of any such fees or expenses, and Lender shall have no obligation or liability to Borrowers or any other person by reason of any acts or omissions of Consultant.

(c)                Cash Flow Forecast; Budget Performance.

(i)                 The cash flow forecast through December 2, 2012, prepared by the Borrowers and attached hereto as Exhibit B shall constitute the "Budget". On or before November 30, 2012, Borrowers shall deliver to Lender a thirteen-week cash flow forecast in form and substance acceptable to Lender, which, subject to written confirmation from Lender, shall supplement and become part of the "Budget". On Thursday of each week, Borrowers shall deliver to Lender an updated thirteen-week cash flow forecast, which cash flow forecast shall be in form and substance acceptable to Lender; provided, however, that for the avoidance of doubt, such updated thirteen-week cash flow forecasts shall not be deemed to amend or supplement the Budget in any way, unless consented to by Lender, in writing. In addition, on Tuesday of each week, Borrowers shall (a) deliver to Lender a certified reconciliation of its actual performance for the week ending on the Friday of the prior week to the forecasted performance set forth in the Budget, which reconciliation shall be in form and substance satisfactory to Lender, and (b) deliver to Lender a narrative setting forth the explanations for any material variances in actual results as compared to forecasted performance).

(ii)               Tested as of Sunday, November 11, 2012, and each Sunday thereafter (each, a "Budget Test Date"), Borrowers shall (i) generate cash receipts in an amount equal to at least ninety percent (90%) of the aggregate amount set forth in the Budget for the period commencing on Monday, October 15, 2012 and ending on the applicable Budget Test Date, and (ii) make aggregate cash disbursements no greater than ten percent (10%) more than the amount set forth in the Budget for the period commencing on Monday, October 15, 2012 and ending on the applicable Budget Test Date.

(d)               Use of Proceeds in Accordance with Budget. With respect to all proceeds of Collateral collected by Borrowers or proceeds of Revolving Loans, Borrowers acknowledge and agree that Borrowers shall only use such proceeds to the extent required to pay those expenses enumerated in the Budget, as and when such expenses become due and payable.

(e)                Sale Covenants. Borrowers shall comply with each of the Sale Covenants set forth on Exhibit C attached hereto. For the avoidance of doubt, if and to the extent Borrowers dispose of their DVD line of business separate from and/or prior to Borrowers' other lines of business, such sale shall be subject to the consent of the Fifth Third Parties and all proceeds thereof shall be paid to the Fifth Third Parties on account of the Aggregate Obligations.

(f)                Restricted Payments. Unless consented to in writing by Lender, Loan Parties shall not directly, or indirectly, (i) make any distribution or dividend (including stock dividends), whether in cash or otherwise, to or for the benefit of any of its equity holders, affiliates, subsidiaries, predecessors, directors, officers, agents or other representatives, except to the extent set forth in the Budget, (ii) make any advances or loans, whether in cash or otherwise, to any of its equity holders or affiliates, (iii) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (iv) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (v) pay or prepay interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or any other payment in respect of any subordinated debt, or (vi) set aside funds for any of the foregoing.

(g)               Landlord Waivers. On or before November 15, 2012, Borrowers shall deliver executed landlord waivers, in form and substance acceptable to Lender, for each of the Borrowers' leased locations.

(h)               Pending Litigation. Borrowers shall deliver to Lender such information that Lender requests from time to time regarding the litigation pending in the U.S. District Court for the Northern District of Georgia, styled as Harris v. Nationwide Money Services, Inc. et al, Case No. 1:11-cv-00216-SCJ.

(i)                 Chief Executive Officer. At all times during the Forbearance Period, Kevin Reager (or another individual acceptable to Lender) shall act as the Chief Executive Officer of Borrowers.

(j)                 Lender Advisors. In accordance with Section 13.18 of the Loan Agreements, Section 7(b) of the August Amendment and Section 8(b) of the September Amendment, Loan Parties acknowledge and agree that Borrowers shall reimburse Lender for all costs and expenses reasonably incurred or paid by Lender in connection with the enforcement of any of the Loan Documents, including, without limitation, all fees, costs and expenses of any consultant or other advisor retained by Lender, and acknowledge and agree that such fees, costs and expenses shall constitute Aggregate Obligations under the Loan Agreements and the other Loan Documents. Further, Loan Parties shall fully cooperate with any consultant or other advisor retained by Lenders and shall provide any such consultant or advisor with access to Loan Parties' financial and other information and to Loan Parties' management as may be requested from time to time.

(k)               Chief Restructuring Officer. At all times during the Forbearance Period, Borrowers shall retain the Chief Restructuring Officer engaged in accordance with Section 6(c) of this Agreement.

6.                  Conditions. The effectiveness of the terms and provisions of Section 3(b) and Section 4 of this Agreement shall be subject to each of the following:

(a)                Lender shall have received an original of this Agreement, duly authorized, executed and delivered by each Loan Party;

(b)               Lender shall have received the $30,000 closing fee set forth in Section 2.2B(iv) of the Initial Loan Agreement in immediately available funds;

(c)                Borrower shall have retained a Chief Restructuring Officer acceptable to Lender, pursuant to an engagement letter in form and substance acceptable to Lender, including, without limitation, with respect to the scope of engagement, which shall include full authority (subject to any necessary approval of the Board of Directors and shareholders) to make decisions and execute documents with respect to the sale of all or substantially all of the assets of the Borrowers in accordance with the terms of this Agreement;

(d)               Lender shall have received corporate resolutions duly authorized and executed by the Boards of Directors of each of the Borrowers that authorize, empower and direct the Borrowers' Chief Restructuring Officer to (i) exercise full day-to-day management authority and control with respect to the Borrowers, (ii) pursue and execute documents, and consummate transactions (subject to any necessary approval of the Board of Directors and shareholders) regarding the sale of all or substantially all of the assets of the Borrowers in accordance with the terms of this Agreement and (iii) advise the Borrowers' Boards of Directors of all material information relating to the restructuring efforts, including the Chief Restructuring Officer's proposed strategy, timetable, and Investment Banker (as defined below) recommendations, expressions of interest received from potential acquirers and investors and such other information as the Boards of Directors may reasonably request from time to time;

(e)                Lender shall have received an executed copy of an engagement letter between Borrowers and Golding & Company Inc., which engagement letter shall be in form and substance acceptable to Lender; and

(f)                no material adverse change in the business, financial condition, operations or performance or properties of Borrowers or any Guarantor shall have occurred from that reflected in the most recent financial statements delivered to the Fifth Third Parties.

7.                  Representations and Warranties of Borrowers. As a material inducement to the Fifth Third Parties to enter into this Agreement, each Loan Party hereby represents and warrants to the Fifth Third Parties, that both before and after giving effect to the consummation of the transactions contemplated hereby as follows:

(a)                Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action on the part of each Borrower; and

(b)               No Default. No Default or Event of Default has occurred and is continuing.

8.                  Miscellaneous.

(a)                Additional Events of Default. The parties hereto acknowledge, confirm and agree that any misrepresentation by any Borrower or Guarantor, or any failure of any Borrower or Guarantor to comply with the covenants, conditions and agreements contained in this Agreement, the Loan Agreements, the Lease Agreements and the other Loan Documents, the Guarantees or in any other agreement, document or instrument at any time executed and/or delivered by any Loan Party with, to or in favor of the Fifth Third Parties shall constitute an immediate Event of Default under the Loan Agreements, the Lease Agreements, the other Loan Documents, and the Guarantees without any cure period. In the event any Person, other than the Fifth Third Parties, shall at any time exercise for any reason (including, without limitation, by reason of any Existing Defaults, any other present or future Event of Default, or otherwise) any of its rights or remedies against any Loan Party or any obligor providing credit support for any Loan Party's obligations to such other Person, or against any Loan Party's or such obligor's properties or assets, such event shall constitute an Event of Default hereunder and an Event of Default under the Loan Agreements, the Lease Agreements, the other Loan Documents, and the Guarantees.

(b)               Costs and Expenses. Loan Parties absolutely and unconditionally agree to pay to the Fifth Third Parties, jointly and severally, on demand by the Fifth Third Parties at any time, whether or not all or any of the transactions contemplated by this Agreement are consummated: all reasonable fees and disbursements of any counsel to the Fifth Third Parties, any participant of the Fifth Third Parties, or any of their respective directors, officers, employees or agents, that are incurred in good faith (regardless of whether the Fifth Third Parties or such other Person is the prevailing party) in connection with the preparation, negotiation, execution, delivery or enforcement of this Agreement, the Loan Agreements, the Lease Agreements and any other Loan Document, and the Guarantees, including, without limitation, with respect to any investigation, litigation, or proceeding related to this Agreement, the Loan Agreements, the Lease Agreements, the Guarantees or any other Loan Document or the use of the proceeds of the credit provided under the Loan Agreements or the Lease Agreements or any act, omission, event or circumstance in any manner related thereto. For the avoidance of doubt, Loan Parties acknowledge and agree that an Event of Default shall occur if Loan Parties fail to pay (within five (5) Business Days of written notice from the Fifth Third Parties) all reasonable costs and expenses (including, without limitation, legal costs and expenses) incurred by the Fifth Third Parties in connection with the negotiation, preparation, execution or enforcement of this Agreement.

(c)                Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to conflict of laws principles to the extent that the application of the laws of another jurisdiction would be required thereby.

(d)               Consent to Jurisdiction and Venue. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE LOAN AGREEMENTS, THE LEASE AGREEMENTS OR THE OTHER LOAN DOCUMENTS, LOAN PARTIES HEREBY CONSENT AND AGREE THAT THE STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, ILLINOIS AND OAKLAND COUNTY, MICHIGAN SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN LOAN PARTIES, ON THE ONE HAND, AND ANY FIFTH THIRD PARTY, ON THE OTHER HAND, PERTAINING TO THIS AGREEMENT OR THE LOAN AGREEMENTS, THE LEASE AGREEMENTS, THE GUARNATEES OR THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE LOAN AGREEMENTS, THE LEASE AGREEMENTS, THE GUARANTEES OR ANY OF THE OTHER LOAN DOCUMENTS; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE FIFTH THIRD PARTIES FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE AGGREGATE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE AGGREGATE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE FIFTH THIRD PARTIES. LOAN PARTIES EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTIONS IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND LOAN PARTIES HEREBY WAIVE ANY OBJECTION WHICH THEY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. LOAN PARTIES HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREE THAT SERVICE OF SUCH PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWERS AT THE ADDRESS SET FORTH IN THE LOAN AGREEMENTS AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF ANY LOAN PARTY'S ACTUAL RECEIPT THEREOF OR FIVE (5) DAYS AFTER THE SAME HAS BEEN POSTED.

(e)                Counterparts. This Agreement and all other instruments, agreements or documents provided for herein or delivered or to be delivered hereunder or in connection herewith may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement, instrument or document.

(f)                Ratification. The terms and provisions set forth in this Agreement shall modify and supersede all inconsistent terms and provisions of the Loan Agreements and/or the Lease Agreements, as applicable, and shall not be deemed to be a consent to the modification of or waiver of any other term or condition of the Loan Agreements or the Lease Agreements. Except to the extent herein expressly modified, the Loan Agreements, the Lease Agreements and each of the other Loan Documents shall remain in full force and effect and each such Loan Document is hereby ratified in all respects.

(g)               Reference to Loan Agreements/Lease Agreements. On and after the effectiveness of the amendments accomplished hereby, each reference in the Loan Agreements or the Lease Agreements to "the Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference to the Loan Agreements or the Lease Agreements, as applicable, in any note and in any Loan Document, or other agreements, documents or other instruments executed and delivered pursuant to the Loan Agreements or the Lease Agreements, shall mean and be a reference to the Loan Agreements or the Lease Agreements, as applicable, to the extent modified by this Agreement.

(h)               Successors. This Agreement shall be binding upon the Loan Parties, the Fifth Third Parties and their respective successors and assigns, and shall inure to the benefit of the Loan Parties, the Fifth Third Parties and their respective successors and assigns.

(i)                 Release.

(i)                 In consideration of the agreements of the Fifth Third Parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Loan Parties, on behalf of itself and its successors and assigns, and its present and former members, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (each Loan Party and all such other Persons being hereinafter referred to collectively as the "Releasing Parties" and individually as a "Releasing Party"), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Fifth Third Parties, and their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (the Fifth Third Parties and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every kind and nature, known or unknown, suspected or unsuspected, at law or in equity, which any Releasing Party may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the date of this Agreement, including, without limitation, for or on account of, or in relation to, or in any way in connection with this Agreement, the Loan Agreements, the Lease Agreements, the Guarantees, any of the other Loan Documents or any of the transactions hereunder or thereunder.

(ii)               Loan Parties understand, acknowledge and agree that the release set forth above may be pleaded as a full and complete defense to any Claim and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(iii)             Loan Parties agree that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

(j)                 Covenant Not to Sue. Each of the Releasing Parties hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Releasing Party pursuant to Section 8(i)(i) above. If any Releasing Party violates the foregoing covenant, each of the Loan Parties, for itself and their successors and assigns, and its present and former members, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, employees, agents, legal representatives and other representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all reasonable attorneys' fees and costs incurred by any Releasee as a result of such violation.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

LOAN PARTIES:

GLOBAL AXCESS CORP.,
a Nevada corporation

By: /s/ Kevin L. Reager
Name: Kevin L. Reager
Title: Chief Executive Officer

NATIONWIDE MONEY SERVICES INC.,
a Nevada corporation

By: /s/ Kevin L. Reager
Name: Kevin L. Reager
Title: Chief Executive Officer

NATIONWIDE NTERTAINMENT SERVICES, INC.,
a Nevada corporation

By: /s/ Kevin L. Reager
Name: Kevin L. Reager
Title: Chief Executive Officer

eft integration, inc.,
a Florida corporation

By: /s/ Kevin L. Reager
Name: Kevin L. Reager
Title: Chief Executive Officer

INSTA VIDEO, inc.,
a Nevada corporation

By: /s/ Kevin L. Reager
Name: Kevin L. Reager
Title: Chief Executive Officer

Signature Page to Forbearance Agreement

FIFTH THIRD PARTIES:

FIFTH THIRD BANK

By: /s/ Steven J. Englehart
Name: Steven J. Englehart
Title: Vice President

FIFTH THIRD EQUIPMENT FINANCE COMPANY (F/K/A/ THE FIFTH THIRD LEASING COMPANY)

By: /s/ Steven J. Englehart
Name: Steven J. Englehart
Title: Vice President

Signature Page to Forbearance Agreement

EXHIBIT A

Existing Defaults

1.	Event of Default under Section 8(a) of the Amendment dated September 28, 2012 (the “Amendment”) by and among Borrowers and the Fifth Third Parties, amending the Loan Agreements and the Lease Agreements, as a result of the Borrowers failure to receive an equity contribution on or before October 31, 2012, as required by Section 5(b) of the Amendment.

2.	Event of Default under Section 16(a) of the Master Lease as a result of the Lessees' failure to satisfy the financial covenant under Section 12(e) thereof, for the period ending September 30, 2012.

3.	Event of Default under Section 16(a) of the Master Lease as a result of the Lessees; failure to satisfy the financial covenant under Section 12(f) thereof, for the period ending September 30, 2012.

4.	Anticipated Event of Default under Section 16(a) of the Master Lease as a result of the Lessees' failure to satisfy the financial covenant under Section 12(e) thereof, for the period ending December 31, 2012.

5.	Anticipated Event of Default under Section 16(a) of the Master Lease as a result of the Lessees; failure to satisfy the financial covenant under Section 12(f) thereof, for the period ending December 31, 2012.
6.

7.	Event of Default under Section 11.3 of the Initial Loan Agreement as a result of the Borrowers' failure to satisfy the financial covenant under Section 10.2 thereof, for the period ending September 30, 2012.

8.	Event of Default under Section 11.3 of the Initial Loan Agreement as a result of the Borrowers; failure to satisfy the financial covenant under Section 10.3 thereof, for the period ending September 30, 2012.

9.	Anticipated Event of Default under Section 11.3 of the Initial Loan Agreement as a result of the Borrowers' failure to satisfy the financial covenant under Section 10.2 thereof, for the period ending December 31, 2012.

10.	Anticipated Event of Default under Section 11.3 of the Initial Loan Agreement as a result of the Borrowers; failure to satisfy the financial covenant under Section 10.3 thereof, for the period ending December 31, 2012

11.	Events of Default under Section 11.5 of each of the other Loan Agreements as a result of the occurrence of the foregoing Events of Default, each of which constitutes a separate Event of Default.

12.	Anticipated Events of Default under Section 11.1 of each of the Loan Agreements as a result of Borrower's failure to make the principal payments with respect to the Loans that are due on November 1, 2012, November 18, 2012, December 1, 2012, December 18, 2012, January 1, 2013, January 18, 2013, and February 1, 2013, each of which constitutes a separate Event of Default.

13.	Anticipated Events of Default under Section 16(a) of the Master Lease as a result of Lessee's failure to pay the Rent due on November 1, 2012, December 1, 2012, January 1, 2013 and February 1, 2013, as required pursuant to Equipment Schedule No. 001 and Equipment Schedule 002, each of which constitutes a separate Event of Default.

EXHIBIT B

Budget

CONFIDENTIAL
$000s

(week-ending, Sunday)	WEEK 9 Forecast 10/21/2012	WEEK 10 Forecast 10/28/2012	WEEK 11 Forecast 11/4/2012	WEEK 12 Forecast 11/11/2012	WEEK 13 Forecast 11/18/2012	WEEK 14 Forecast 11/25/2012	WEEK 15 Forecast 12/2/2012

Cash Receipts
ATM Surcharge	$529	$529	$502	$502	$502	$502	$502
Interchange	200	25	365	65	-	20	345
DVD Rentals	79	79	79	79	79	79	79
Deposits/Other	15	15	15	15	15	15	15
Total Cash Receipts	$822	$647	$961	$661	$596	$616	$941
CUMULATIVE CASH RECEIPTS >>>>	$6,690	$7,338	$8,298	$8,959	$9,555	$10,171	$11,112
Cash Disbursements
Bantek (Pendum)	35	35	-	35	-	35	-
Loomis	40	40	20	40	40	40	40
Armored Knights	-	5	-	5	-	5	-
Rocky Mountain	5	-	-	-	-	-	-
Other	20	36	16	36	36	36	36
Cash Management/Maintenance Services	100	100	20	100	60	100	60
Title Purchases (VPD/View)	28	28	28	28	28	28	28
Elan Processing	51	129	-	-	51	129	-
ATM Commissions	21	892	-	790	155	898	-
DVD Commissions		-	-	-	64	-	-
DVD Processing	-	-	45	-	-	-	-
Payroll incl. taxes	106	-	106	-	106	-	106
Benefits/401(k)	-	-	-	-	16	-	-
Insurance	-	-	-	32	-	-	-
Data Sales Leases	-	-	32	-	-	-	-
Dell Lease	-	-	-	-	-	-	-
Materials & Supplies	20	20	20	20	20	20	20
Transport/Shipping	10	10	10	10	10	10	10
Phone & IT Support	20	20	20	20	20	20	20
Rent & Facilities	-	-	10	-	-	-	-
Attorney/Legal	8	8	8	8	8	8	8
Directors Fees/Salary	-	-	-	-	-	-	-
Consultants (Other professionals)	10	-	10	-	10	10	10
Expense Reports (T&E)	7	7	7	7	7	7	7
Taxes	-	5	-	-	-	5	-
Other - Events Not Anticipated	5	5	5	5	5	5	5
	-	-	-	-	-	-	-
Total Operating Disbursements	385	1,223	321	1,020	559	1,239	274
CUMULATIVE CASH DISBURSEMENTS >>>>	6,667	7,890	8,211	9,230	9,790	11,029	11,303
Free Cash Flow from Operations	437	(576)	640	(359)	37	(623)	667
CUMULATIVE FREE CASH FLOW >>>>	24	(552)	87	(271)	(235)	(858)	(191)

Non-Operating Disbursements
Past due trade payables	10	10	10	10	10	10	10
Restructuring Fees	10	10	10	10	10	10	10
Capital Expenditures	10	-	-	15	-	-	-
Total Non-Operating Disbursements	30	20	20	35	20	20	20

Debt Service
Interest Swap Payment	-	-	-	29	-	-	-
Interest Expense	182	-	-	64	-	-	-
Principal Payment	-	-	69	-	-	-	-
Other Debt Service	-	-	-	3	2	-	-
Total Debt Service	182	-	69	95	2	-	-

Total Disbursements	597	1,243	410	1,150	581	1,259	294

Net Cash Flow/(Usage)	$225	$(596)	$551	$(489)	$15	$(643)	$647
CUMULATIVE NET CASH FLOW >>>>	(541)	(1,137)	(586)	(1,075)	(1,060)	(1,703)	(1,056)
Cash Balance (Without Principal Payments)
Beginning Balance	54	279	(317)	303	(186)	(171)	(815)
Net Cash Flow/(Usage)	225	(596)	620	(489)	15	(643)	647
Ending Balance	279	(317)	303	(186)	(171)	(815)	(168)
Cash Balance
Beginning Balance	54	279	(317)	234	(255)	(240)	(884)
Net Cash Flow/(Usage)	225	(596)	551	(489)	15	(643)	647
Ending Balance	279	(317)	234	(255)	(240)	(884)	(237)

EXHIBIT C

Sale Covenants

(1)   Investment Banker. At all times through February 15, 2013, Borrowers shall continue to retain and engage Golding & Company Inc. (together with any such other advisor acceptable to Lender, "Investment Banker"), on terms and conditions (including, without limitation, the scope of engagement) satisfactory to Lender. Borrowers (i) agree to fully cooperate with Investment Banker, (ii) authorize Investment Banker to provide to Lender such information and reports from time to time with respect to Borrowers as Lender may request from time to time, including, without limitation, regarding Borrowers' financial condition, business, assets, liabilities, prospects, and the sales process, and (iii) authorize Investment Banker to communicate directly with Lender and any consultant retained by Lender, at such times and for such durations as Lender and any consultant of Lender may reasonably request. All fees and expenses of Investment Banker shall be solely the responsibility of Borrowers and in no event shall Lender have any liability or responsibility for the payment of any such fees or expenses, and Lender shall have no obligation or liability to Borrowers or any other person by reason of any acts or omissions of Investment Banker.

(2)   Teaser. On or before the date hereof, Borrowers shall cause the Investment Banker to begin contacting prospective purchasers, negotiating confidentiality agreements and distributing a teaser memorandum prepared by Investment Banker, which shall be in form and substance acceptable to Lender, to prospective purchasers who have executed and delivered confidentiality agreements in form and substance acceptable to Lender.

(3)   Offering Memorandum. On or before November 15, 2012, Borrowers shall cause the Investment Banker distribute an offering memorandum regarding Borrowers' assets and businesses, in form and substance reasonably acceptable to Lender to prospective purchasers who have executed and delivered confidentiality agreements in form and substance acceptable to Lender.

(4)   Letters of Intent. On or before December 15, 2012, Borrowers shall deliver to Lender one or more letters of intent or other written indications of interest from prospective purchasers regarding the potential sale of Borrowers' assets and/or businesses in form and substance reasonably acceptable to Lender (including, without limitation, as to the price, manner and timing of any such transaction).

(5)   Continuation of Active Negotiations. Borrowers shall use commercially reasonable efforts to engage (and to remain engaged in) negotiations with one or more potential purchasers that deliver letters of intent that satisfy clause (4) above, and shall promptly notify Lender if negotiations cease with any such potential purchasers.

(6)   Definitive Offers. On or before January 15, 2013, Borrowers shall deliver to Lender definitive offers from one or more of the potential purchasers, in form and substance reasonably acceptable to Lender, which offers provide, among other things, for net cash proceeds sufficient to fully and finally satisfy the Aggregate Obligations, in cash.

(7)   Purchase Agreements. On or before the January 31, 2013, Borrowers shall have entered into one or more purchase agreements, in form and substance acceptable to Lender with one or more prospective purchasers that (i) provide for the sale, merger or other disposition of all or substantially all of the assets and/or businesses of Borrowers, (ii) provide for the closing of such dispositions to occur on or before the applicable date set forth in this Agreement below or before any later date acceptable to Lender, (iii) provide for proceeds of such sales up to the amount of the Aggregate Obligations, net only of such fees, expenses or other amounts that may be expressly agreed to by the Fifth Third Parties in a subsequent written agreement, to be remitted to the Fifth Third Parties and applied to the Aggregate Obligations on a final and indefeasible basis, and (iv) are otherwise in form and substance reasonably acceptable to the Fifth Third Parties ("Final Purchase Agreements"). Without limiting the foregoing, Borrowers acknowledge and agree that (1) it shall provide the Fifth Third Parties and its counsel a reasonable opportunity to propose changes to the Borrowers on such form of Final Purchase Agreements, and (2) the Fifth Third Parties have expressly reserved all of their rights to withhold their approval or consent with respect to any Final Purchase Agreement or other proposed disposition of the Collateral.

(8)   Closing. On or before February 15, 2013 (or such later date as the Fifth Third Parties may agree, in writing, in their sole discretion), Borrowers shall consummate the transactions contemplated by the Final Purchase Agreements and, immediately upon the closing thereof, remit to the Fifth Third Parties an amount of proceeds arising therefrom to fully, finally and indefeasibly repay the Aggregate Obligations, in cash.

(9)   Access to Investment Banker. Borrowers shall permit the Investment Banker to provide to the Fifth Third Parties such information and reports regarding the Borrowers, and its respective financial condition, business, assets, liabilities and prospects, as Fifth Third Parties may request from time to time. Borrowers shall provide further access to the Investment Banker by the Fifth Third Parties to include, without limitation, telephonic conferences with the Investment Banker, at a time and for a duration reasonably requested by the Fifth Third Parties. In addition, Borrower shall direct the Investment Banker to provide the Fifth Third Parties, on not less than a weekly basis, an updated chart, in form and substance satisfactory to the Fifth Third Parties, specifying for each prospective purchaser that has been contacted by the Investment Banker, (i) whether and/or when such prospective purchaser entered into a confidentiality agreement, (ii) whether and/or when such prospective purchaser was given or availed itself of access to a data room established Borrowers and the Investment Banker, (iii) whether and/or when such prospective purchaser delivered a written indication of interest (or any revised version thereof), (iv) whether and/or when such prospective purchaser has been given a management presentation, (v) whether and/or when such prospective purchaser delivered a binding bid, and (vi) such other information relating to the status of such prospective purchaser's participation in the sale process as the Fifth Third Parties may reasonably request from time to time.

EXHIBIT D

Revolving Note

[See Attached]

REVOLVING NOTE

$1,000,000.00	November 8, 2012

FOR VALUE RECEIVED, GLOBAL AXCESS CORP., a Nevada corporation, NATIONWIDE MONEY SERVICES INC., a Nevada corporation, NATIONWIDE NTERTAINMENT SERVICES, INC., a Nevada corporation, and EFT INTEGRATION, INC., a Florida corporation (collectively, the "Borrowers" and each individually a "Borrower"), hereby jointly and severally promise to pay to the order of FIFTH THIRD BANK, an Ohio banking corporation ("Lender"), in such coin or currency of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, the principal sum of ONE MILLION DOLLARS AND 00/100 ($1,000,000.00), or so much thereof as may be advanced or re-advanced and remains outstanding, together with interest from and after the date hereof on the unpaid principal balance outstanding at the rates provided for in, and calculated in accordance with the terms of, the Loan Agreement (as hereinafter defined). Principal and interest hereunder shall be paid as provided in the Loan Agreement.

This Revolving Note (this "Note") is the Revolving Note referred to in, and is issued pursuant to, that certain Loan and Security Agreement dated June 18, 2010 (as amended, restated, supplemented or otherwise modified from time to time, including as amended by the Forbearance Agreement and Amendment dated as of even date herewith, the "Loan Agreement") among Borrowers and Lender, and is entitled to all of the benefits and security of the Loan Agreement and the other "Loan Documents" (as defined in the Loan Agreement). All of the terms, covenants and conditions of the Loan Agreement and the other Loan Documents are hereby made a part of this Note and are deemed incorporated herein in full. All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan Agreement.

Time is of the essence of this Note. To the fullest extent permitted by applicable law, each Borrower, for itself and its successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of acceleration of maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Lender of any right or remedy preclude any other right or remedy. Lender, at its option, may enforce its rights against any collateral securing this Note without enforcing its rights against any Borrower, any guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to any Borrower. Each Borrower agrees that, without releasing or impairing such Borrower's liability hereunder, Lender may at any time release, surrender, substitute or exchange any collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

This Note is secured by the Collateral described in the Loan Agreement and the other Loan Documents.

This Note shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida.

IN WITNESS WHEREOF, each Borrower has caused this Note to be duly executed and delivered as of the date first above written.

GLOBAL AXCESS CORP..
NATIONWIDE MONEY SERVICES INC.
NATIONWIDE NTERTAINMENT SERVICES, INC.
EFT INTEGRATION, INC.

By: /s/ Kevin L. Reager
Name: Kevin L. Reager
Title: Chief Executive Officer